EXHIBIT 99.1

Hanmi Reports 34% Year-over-Year Increase in Net Income for First Quarter 2016

2016 First Quarter Highlights:

  Net income of $14.8 million or $0.46 per diluted share, up 34% from a year ago
  Loans receivable of $3.3 billion, up 4% quarter-over-quarter and 17% year-over-year
  Noninterest expenses fell 17% from the same period last year
  Noninterest-bearing deposits up 10% from a year ago
  Net interest margin of 3.98%, up 40 basis points from the same period last year after excluding acquisition accounting

LOS ANGELES, April 19, 2016 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) (or “Hanmi”), the holding company for Hanmi Bank (the “Bank”), today reported first quarter net income of $14.8 million, or $0.46 per diluted share, unchanged compared with the prior quarter and up 33.9% from $11.1 million, or $0.35 per diluted share, for the first quarter of 2015.

Mr. C. G. Kum, President and Chief Executive Officer, said, “In a highly competitive environment, Hanmi continues to generate exceptional loan growth and earnings. Hanmi’s record results in the first quarter were highlighted by a 55% year-over-year increase in new loan production, helping drive loans up 4% from the prior quarter and 17% from a year ago. In addition, our emphasis on core deposit cultivation has contributed to the low cost deposit base, with demand deposits reaching 34% of total deposits, up 4% from a year ago.”

Mr. Kum continued, “Ongoing success in repositioning the balance sheet is reflected in our expanding net interest margin - up 6 basis points from the prior quarter and 40 basis points from the prior year after excluding the effects of acquisition accounting. Continued focus on expense management has successfully reduced noninterest expense by $5.3 million, or 17% from a year ago.  Overall, we carry significant momentum to achieve our profitable growth objectives throughout the remainder of the year.”

Quarterly Results
(in thousands, except per share data)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Net income	$14,804	$14,829	$11,054
Net income per diluted common share	$0.46	$0.46	$0.35

Assets	$4,310,748	$4,234,521	$4,084,015
Loans receivable	$3,306,479	$3,183,316	$2,820,031
Deposits	$3,499,992	$3,509,976	$3,552,676

Pre-tax, pre-provision earnings on average assets	1.85%	2.08%	1.64%
Return on average assets	1.41%	1.44%	1.07%
Return on average stockholders' equity	11.92%	11.96%	9.75%
Net interest margin (1)	3.98%	3.93%	3.89%
Net interest margin excluding acquisition accounting (1)	3.68%	3.62%	3.28%
Efficiency ratio	57.25%	56.78%	64.98%
Efficiency ratio excluding merger and integration costs	57.25%	56.33%	61.65%

Tangible common equity to tangible assets (2)	11.82%	11.63%	11.40%
Tangible common equity per common share (2)	$15.79	$15.39	$14.58

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations

First quarter net interest income increased $1.0 million or 2.6% to $38.6 million from $37.6 million for the fourth quarter and increased $1.1 million or 3.0% from the same period last year primarily from the increase in loans.

Net interest margin (on a taxable equivalent basis) for the first quarter of 2016 was 3.98% up from 3.93% for the fourth quarter and 3.89% for the year-ago period.  Net interest margin (excluding acquisition accounting) was 3.68%, up 6 basis points from the preceding quarter and 40 basis points from the first quarter last year. The increase in net interest margin from the preceding quarter was primarily due to loan growth, while the increase from last year was due to loan growth and the change in the mix of earning assets.

The impact of acquisition accounting adjustments on core loan yield, core deposit cost, net interest income and net interest margin are summarized in the following tables.

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Core loan yield	4.67%	4.75%	4.70%
Accretion of discount on purchased loans	0.25%	0.24%	0.62%
As reported	4.92%	4.99%	5.32%

Core deposit cost	0.54%	0.57%	0.62%
Accretion of time deposits premium	0.11%	0.12%	0.19%
As reported	0.43%	0.45%	0.43%

	Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Rate	Amount	Rate	Amount	Rate
			(in thousands)
Net interest income and net interest margin excluding acquisition accounting (1)	$36,164	3.68%	$34,889	3.62%	$31,546	3.28%
Accretion of discount on Non-PCI loans	1,754	0.18%	2,090	0.21%	3,511	0.36%
Accretion of discount on PCI loans	277	0.03%	(208)	-0.02%	843	0.09%
Accretion of time deposits premium	942	0.10%	1,146	0.12%	1,606	0.16%
Amortization of subordinated debentures discount	(56)	-0.01%	(51)	-	(38)	-
Net impact	2,917	0.30%	2,977	0.31%	5,922	0.61%
As reported, on a fully taxable equivalent basis (1)	$39,081	3.98%	$37,866	3.93%	$37,468	3.89%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

For the first quarter of 2016, Hanmi recorded a negative provision for loan losses of $1.5 million, which included a $0.2 million provision for losses on PCI loans. For the prior quarter, the negative provision for loan losses was $3.8 million, which also included a $2.3 million provision for losses on PCI loans.  For the year ago period, Hanmi recorded a negative provision for loan losses of $1.7 million which included $0.4 million of provision for losses on PCI loans.

First quarter noninterest income decreased $5.1 million or 42.3% to $7.0 million from $12.1 million for the fourth quarter of 2015 primarily due to a $3.0 million decrease in gain on sales of SBA loans, a $1.5 million decrease in disposition gains on PCI loans and a $0.5 million decrease in gain on sales of securities. Gains on sales of SBA loans were $0.9 million for the first quarter 2016, compared with $3.9 million for the fourth quarter of 2015 and $1.7 million for the year-ago period as the volume of SBA loans sold declined to $12.4 million from $29.3 million for the preceding quarter and $19.9 million for the same quarter last year. Disposition gains on PCI loans were $0.7 million for the first quarter of 2016, compared with $2.1 million for the prior quarter, and $1.2 million for the first quarter last year as PCI loans only declined $0.2 million for the first quarter of 2016, while they declined $5.1 million for the fourth quarter of 2015 and declined $3.4 million for the first quarter of 2015. There were no sales of securities in the first quarter of 2016, while securities transactions resulted in gains of $0.5 million for the fourth quarter of 2015 and $2.2 million for the first quarter last year.

Noninterest expense for the first quarter decreased $2.1 million, or 7.5%, to $26.1 million from $28.2 million for the fourth quarter primarily due to a $1.3 million reduction in SBA recourse allowance (recorded in other operating expenses), $0.8 million reduction in advertising and promotions and $0.5 million reduction in professional fees.  Salaries and employee benefits were higher in the first quarter as compared with the fourth quarter as payroll taxes, vacation and other benefits began anew.

Noninterest expense decreased $5.3 million, or 17.0%, from $31.4 million for the first quarter last year primarily due to reductions in merger and integration costs, professional fees and data processing fees related to the August 2014 acquisition of Central Bancorp, Inc. (“CBI”), along with lower salaries and employee benefits and occupancy and equipment expense from the branch closure and consolidations completed in the third quarter last year. As a result of the decrease in noninterest expense, coupled with the improvements in revenue from the growth in earning assets, the efficiency ratio excluding merger and integration costs, improved to 57.25% in the first quarter from 61.65% in the year-ago period.

Hanmi recorded a provision for income taxes of $6.2 million for the first quarter of 2016, representing an effective tax of 29.5%, compared with $10.5 million or 41.4% for the preceding quarter and $7.5 million or 40.5% for the first quarter of 2015.  Income tax expense for the first quarter of 2016 included a $1.8 million benefit arising from the finalization of the 2014 amended income tax returns.  The effective tax rate for the first quarter of 2016 would have been 38.0% without this benefit.

Financial Position
Total assets were $4.31 billion at March 31, 2016, a 1.8% increase from $4.23 billion at December 31, 2015, and a 5.6% increase from $4.08 billion at March 31, 2015.  The increases in total assets were primarily due to increases in loans receivable.

Loans receivable, before the allowance for loan losses, were $3.31 billion at March 31, 2016, up 3.9% from $3.18 billion at December 31, 2015, and up 17.2% from $2.82 billion at March 31, 2015. The increase in loans from the end of the 2015 first quarter reflects Hanmi’s strong loan production.  Loans held for sale, representing the guaranteed portion of SBA loans, were $2.6 million at March 31, 2016, compared with $2.9 million at the end of the 2015 fourth quarter and $8.7 million at the end of the 2015 first quarter.

New loan production for the 2016 first quarter was $208.8 million, up 54.8% from $134.9 million for the first quarter last year and outpaced $59.9 million of loan payoffs.  First quarter 2016 new loan production was comprised of $174.4 million of commercial real estate loans, $15.3 million of commercial and industrial loans, $17.6 million of SBA loans, and $1.5 million of consumer loans. For the 2015 fourth quarter, new loan production was $268.5 million while loan payoffs were $171.8 million. Loan purchases for the 2016 first quarter were $30.7 million, compared with $114.7 million in the fourth quarter of 2015. SBA loan sales for the 2016 first quarter were $12.4 million, compared with $29.3 million for the fourth quarter of 2015.

Deposits were $3.50 billion at the end of the 2016 first quarter, compared with $3.51 billion at the end of the preceding quarter and $3.55 billion at the end of the first quarter of 2015.  The cost of deposits was 0.43% for the first quarter of 2016 compared with 0.45% for the fourth quarter of 2015 and 0.43% for the first quarter a year ago.

At March 31, 2016, stockholders’ equity was $510.9 million, compared with $493.9 million and $467.5 million at December 31, 2015 and March 31, 2015, respectively.  Tangible common stockholders’ equity was $509.2 million, or 11.82% of tangible assets, compared with $492.2 million, or 11.63% of tangible assets, and $465.5 million, or 11.40%, of tangible assets at December 31, 2015 and March 31, 2015, respectively.  Tangible book value per share was $15.79, up 2.6% from the preceding quarter and 8.3% from a year ago.

During the first quarter, Hanmi declared a cash dividend on its common stock of $0.14 per share, unchanged from the prior quarter and up 27% from a year ago.  The dividend was paid on March 30, 2016, to stockholders of record as of the close of business on March 15, 2016.

Asset Quality
Nonperforming loans, excluding PCI loans, were $16.3 million or 0.50% of loans at the end of the first quarter of 2016, compared with $19.1 million or 0.60% of loans at the end of the fourth quarter of 2015 and $29.3 million, or 1.05% of loans at the end of the first quarter last year.

OREO was $9.4 million at the end of the first quarter of 2016, up from $8.5 million at the end of the prior quarter. The sequential quarter increase in OREO was due to the foreclosure of three individual loans.  Classified loans were $32.3 million, or 0.98% of loans, at March 31, 2015, compared with $39.3 million, or 1.24% of loans, at December 31, 2015, and $56.1 million, or 1.99% of loans, a year ago.  Nonperforming assets were $25.7 million at the end of the first quarter of 2016, or 0.60% of assets, compared with 0.65% of assets at the end of the prior quarter and 1.01% of assets at the end of the same quarter last year.

Gross charge-offs for the first quarter of 2016 were $636,000, compared with $529,000 for the preceding quarter and $86,000 for the same period a year ago. Recoveries of previously charged-off loans for the first quarter of 2016 were $252,000, compared with $937,000 for the preceding quarter and $2.0 million for the first quarter of 2015. As a result, there were net charge-offs of $384,000 for the first quarter of 2016, compared to net recoveries of $408,000 for the preceding quarter and net recoveries of $2.0 million for the year ago period.

The allowance for loan losses was $41.0 million as of March 31, 2016, generating an allowance of loan losses to loans receivable ratio of 1.24% compared with 1.35% as of December 31, 2015 and 1.88% as of March 31, 2015.

Conference Call
Management will host a conference call today, April 19, 2016 at 1:00 p.m. PT (4:00 p.m. ET) to discuss these results.  This call will also be broadcast live via the internet.  Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:00 p.m. PT, using access code HANMI.  To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 42 full-service branches and 6 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for loan losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2016	2015	Change	2015	Change
Assets
Cash and due from banks	$137,464	$164,364	-16.4%	$182,054	-24.5%
Securities available for sale, at fair value	675,032	698,296	-3.3%	858,064	-21.3%
Loans held for sale, at the lower of cost or fair value	2,583	2,874	-10.1%	8,677	-70.2%
Loans receivable, net of allowance for loan losses	3,265,453	3,140,381	4.0%	2,767,080	18.0%
Accrued interest receivable	10,626	9,501	11.8%	9,238	15.0%
Premises and equipment, net	30,112	29,834	0.9%	30,934	-2.7%
Other real estate owned ("OREO"), net	9,411	8,511	10.6%	12,114	-22.3%
Customers' liability on acceptances	2,809	3,586	-21.7%	2,598	8.1%
Servicing assets	11,452	11,744	-2.5%	13,321	-14.0%
Other intangible assets, net	1,619	1,701	-4.8%	1,985	-18.4%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	17,581	-6.8%
Federal Reserve Bank ("FRB") stock, at cost	14,423	14,098	2.3%	12,273	17.5%
Income tax asset	56,456	57,174	-1.3%	86,478	-34.7%
Bank-owned life insurance	48,612	48,340	0.6%	47,795	1.7%
Prepaid expenses and other assets	28,311	27,732	2.1%	33,823	-16.3%
Total assets	$4,310,748	$4,234,521	1.8%	$4,084,015	5.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,172,444	$1,155,518	1.5%	$1,064,695	10.1%
Interest-bearing	2,327,548	2,354,458	-1.1%	2,487,981	-6.4%
Total deposits	3,499,992	3,509,976	-0.3%	3,552,676	-1.5%
Accrued interest payable	3,249	3,177	2.3%	3,497	-7.1%
Bank's liability on acceptances	2,809	3,586	-21.7%	2,598	8.1%
FHLB advances	250,000	170,000	47.1%	-	-
Servicing liabilities	4,588	4,784	-4.1%	5,529	-17.0%
FDIC loss sharing liability	1,266	1,289	-1.8%	543	133.1%
Subordinated debentures	18,759	18,703	0.3%	18,582	1.0%
Accrued expenses and other liabilities	19,225	29,088	-33.9%	33,120	-42.0%
Total liabilities	3,799,888	3,740,603	1.6%	3,616,545	5.1%

Stockholders' equity:
Common stock	257	257	0.0%	257	0.0%
Additional paid-in capital	558,721	557,761	0.2%	555,710	0.5%
Accumulated other comprehensive income	5,364	(315)	-1802.9%	6,199	-13.5%
Accumulated deficit	16,742	6,422	160.7%	(24,838)	-167.4%
Less treasury stock	(70,224)	(70,207)	0.0%	(69,858)	0.5%
Total stockholders' equity	510,860	493,918	3.4%	467,470	9.3%
Total liabilities and stockholders' equity	$4,310,748	$4,234,521	1.8%	$4,084,015	5.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statement of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2016	2015	Change	2015	Change
Interest and dividend income:
Interest and fees on loans	$39,067	$38,382	1.8%	$37,034	5.5%
Interest on securities	3,017	2,686	12.3%	3,874	-22.1%
Dividends on FRB and FHLB stock	542	580	-6.6%	482	12.4%
Interest on deposits in other banks	48	66	-27.3%	48	0.0%
Total interest and dividend income	42,674	41,714	2.3%	41,438	3.0%
Interest expense:
Interest on deposits	3,727	3,946	-5.5%	3,780	-1.4%
Interest on subordinated debentures	183	169	8.3%	145	26.2%
Interest on FHLB advances	195	15	1200.0%	56	248.2%
Total interest expense	4,105	4,130	-0.6%	3,981	3.1%
Net interest income before provision for loan losses	38,569	37,584	2.6%	37,457	3.0%
(Negative provision) provision for loan losses	(1,525)	(3,835)	-60.2%	(1,673)	-8.8%
Net interest income after provision for loan losses	40,094	41,419	-3.2%	39,130	2.5%
Noninterest income:
Service charges on deposit accounts	3,001	3,142	-4.5%	3,211	-6.5%
Trade finance and other service charges and fees	1,044	1,130	-7.6%	1,267	-17.6%
Gain on sale of Small Business Administration ("SBA") loans	858	3,871	-77.8%	1,684	-49.0%
Disposition gains on Purchased Credit Impaired ("PCI") loans	659	2,140	-69.2%	1,222	-46.1%
Net gain on sales of securities	-	467	-100.0%	2,184	-100.0%
Other operating income	1,399	1,306	7.1%	1,282	9.1%
Total noninterest income	6,961	12,056	-42.3%	10,850	-35.8%
Noninterest expense:
Salaries and employee benefits	15,698	14,841	5.8%	16,384	-4.2%
Occupancy and equipment	3,496	3,948	-11.4%	4,303	-18.8%
Data processing	1,436	1,436	0.0%	2,132	-32.6%
Professional fees	1,464	1,923	-23.9%	2,341	-37.5%
Supplies and communications	736	943	-22.0%	830	-11.3%
Advertising and promotion	522	1,342	-61.1%	523	-0.2%
OREO expense	465	(322)	-244.4%	417	11.5%
Other operating expenses	2,251	3,851	-41.5%	2,851	-21.0%
Merger and integration costs	-	224	-100.0%	1,611	-100.0%
Total noninterest expense	26,068	28,186	-7.5%	31,392	-17.0%
Income before provision for income taxes	20,987	25,289	-17.0%	18,588	12.9%
Provision for income taxes	6,183	10,460	-40.9%	7,534	-17.9%
Net income	$14,804	$14,829	-0.2%	$11,054	33.9%

Basic earnings per share:	$0.46	$0.46		$0.35
Diluted earnings per share:	$0.46	$0.46		$0.35

Weighted-average shares outstanding:
Basic	31,846,371	31,830,276		31,747,299
Diluted	31,928,103	31,949,502		32,026,723
Common shares outstanding	32,249,512	31,974,359		31,933,634

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands, except ratios)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Average balances:
Loans (1)	$3,192,832	$3,049,544	$2,821,616
Securities	682,370	649,565	971,440
Interest-earning assets	3,949,788	3,820,245	3,901,818
Assets	4,221,076	4,083,002	4,181,524
Deposits	3,482,986	3,516,225	3,526,663
Borrowings	200,590	35,420	146,773
Interest-bearing liabilities	2,544,754	2,433,140	2,642,501
Stockholders’ equity	499,469	491,785	459,784
Tangible equity (2)	497,797	490,023	457,738

Performance ratios:
Pre-tax, pre-provision earnings on average assets (3) (4)	1.85%	2.08%	1.64%
Return on average assets (3) (4)	1.41%	1.44%	1.07%
Return on average stockholders’ equity (3) (4)	11.92%	11.96%	9.75%
Return on average tangible equity (3) (4)	11.96%	12.01%	9.79%
Efficiency ratio	57.25%	56.78%	64.98%
Efficiency ratio excluding merger and integration costs	57.25%	56.33%	61.65%
Net interest margin (3) (7)	3.98%	3.93%	3.89%
Net interest margin excluding acquisition accounting (3) (7)	3.68%	3.62%	3.28%

Allowance for loan losses:
Balance at beginning of period	$42,935	$46,362	$52,666
(Negative provision) provision for loan losses	(1,525)	(3,835)	(1,673)
Net (charge-offs) recoveries	(384)	408	1,958
Balance at end of period	$41,026	$42,935	$52,951

Asset quality ratios:
Nonperforming Non-PCI loans to loans (5)	0.50%	0.60%	1.05%
Nonperforming assets to assets (5)	0.60%	0.65%	1.01%
Net loan charge-offs (recoveries) to average loans (3)	0.05%	-0.05%	-0.28%
Allowance for loan losses to loans	1.24%	1.35%	1.88%
Allowance for loan losses to nonperforming Non-PCI loans (5) (6)	217.38%	196.12%	176.07%

Allowance for off-balance sheet items:
Balance at beginning of period	$986	$556	$1,544
Provision (negative provision) for loan losses	234	430	(178)
Balance at end of period	$1,220	$986	$1,366

Nonperforming assets (5):
Nonaccrual Non-PCI loans	$16,276	$19,118	$29,258
Loans 90 days or more past due and still accruing	-	-	-
Nonperforming Non-PCI loans	16,276	19,118	29,258
OREO, net	9,411	8,511	12,114
Nonperforming assets	$25,687	$27,629	$41,372

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$5,974	$4,080	$14,175
Delinquent loans to loans	0.18%	0.13%	0.50%

Acquired loans
PCI loans, net of discounts	$19,834	$20,015	41,105
Allowance for loan losses on PCI loans	$5,645	$5,441	1,435
Non-PCI loans, net of discounts	$139,869	$154,900	206,460
Unamortized acquisition discounts on Non-PCI loans	$9,021	$10,659	18,185

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands, except ratios)

	March 31,	December 31,	March 31,
	2016	2015	2015
Loan portfolio:
Commercial real estate loans	$2,729,527	$2,611,939	$2,386,366
Residential real estate loans	256,488	238,733	156,706
Commercial and industrial loans	295,632	306,462	250,941
Consumer loans	24,832	26,182	26,018
Loans receivable	3,306,479	3,183,316	2,820,031
Loans held for sale, at the lower of cost or fair value	2,583	2,874	8,677
Total loans	$3,309,062	$3,186,190	$2,828,708

Loan mix:
Commercial real estate loans	82.4%	82.0%	84.3%
Residential real estate loans	7.8%	7.5%	5.5%
Commercial and industrial loans	8.9%	9.6%	8.9%
Consumer loans	0.8%	0.8%	0.9%
Loans held for sale, at the lower of cost or fair value	0.1%	0.1%	0.4%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand: noninterest-bearing	$1,172,444	$1,155,518	$1,064,695
interest-bearing	99,141	94,583	95,365
Money market and savings	931,915	871,863	830,928
Time deposits of $250,000 or less	948,346	1,010,923	1,186,565
Time deposits of more than $250,000	348,146	377,089	375,123
Total deposits	$3,499,992	$3,509,976	$3,552,676

Deposit mix:
Demand: noninterest-bearing	33.5%	32.9%	30.0%
interest-bearing	2.8%	2.7%	2.7%
Money market and savings	26.6%	24.8%	23.4%
Time deposits of $250,000 or less	27.1%	28.8%	33.3%
Time deposits of more than $250,000	10.0%	10.8%	10.6%
Total deposits	100.0%	100.0%	100.0%

Capital ratios (8) (9):
Hanmi Financial
Total risk-based capital	14.71%	14.91%	15.23%
Tier 1 risk-based capital	13.45%	13.65%	13.97%
Common equity tier 1 capital	13.45%	13.65%	13.97%
Tier 1 leverage capital ratio	11.29%	11.31%	10.29%
Hanmi Bank
Total risk-based capital	14.66%	14.86%	15.15%
Tier 1 risk-based capital	13.40%	13.60%	13.89%
Common equity tier 1 capital	13.40%	13.60%	13.89%
Tier 1 leverage capital ratio	11.25%	11.27%	10.23%

(1) Includes loans held for sale
(2) Refer to "Non-GAAP Financial Measures" for further details.
(3) Annualized
(4) Amount calculated based on net income from continuing operations
(5) Excludes PCI loans
(6) Excludes allowance for loan losses allocated to PCI loans
(7) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(8) Basel III rules became effective January 1, 2015, with transitional provisions, and all prior period date is based on Basel I rules.
(9) Preliminary ratios for March 31, 2016

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans (1)	$3,192,832	$39,067	4.92%	$3,049,544	$38,382	4.99%	$2,821,616	$37,034	5.32%
Securities (2)	682,370	3,529	2.07%	649,565	2,968	1.83%	971,440	3,885	1.60%
FRB and FHLB stock	30,497	542	7.11%	30,483	580	7.61%	30,267	482	6.37%
Interest-bearing deposits in other banks	44,089	48	0.44%	90,653	66	0.29%	78,495	48	0.25%
Total interest-earning assets	3,949,788	43,186	4.40%	3,820,245	41,996	4.36%	3,901,818	41,449	4.31%

Noninterest-earning assets:
Cash and due from banks	114,664			92,497			86,313
Allowance for loan losses	(42,519)			(46,634)			(53,319)
Other assets	199,143			216,894			246,712
Total noninterest-earning assets	271,288			262,757			279,706

Total assets	$4,221,076			$4,083,002			$4,181,524

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$95,560	$19	0.08%	$91,116	$25	0.11%	$81,961	$27	0.13%
Money market and savings	902,037	1,084	0.48%	881,375	1,107	0.50%	820,725	972	0.48%
Time deposits	1,346,567	2,624	0.78%	1,425,229	2,814	0.78%	1,593,042	2,781	0.71%
FHLB advances	181,868	195	0.43%	16,739	15	0.36%	127,778	56	0.18%
Rescinded stock obligation	-	-	0.00%	-	-	0.00%	438	-	0.00%
Subordinated debentures	18,722	183	3.93%	18,681	169	3.59%	18,557	145	3.17%
Total interest-bearing liabilities	2,544,754	4,105	0.65%	2,433,140	4,130	0.67%	2,642,501	3,981	0.61%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,138,822			1,118,505			1,030,935
Other liabilities	38,031			39,572			48,304
Total noninterest-bearing liabilities	1,176,853			1,158,077			1,079,239

Total liabilities	3,721,607			3,591,217			3,721,740
Stockholders' equity	499,469			491,785			459,784

Total liabilities and stockholders' equity	$4,221,076			$4,083,002			$4,181,524

Net interest income		$39,081			$37,866			$37,468

Cost of deposits			0.43%			0.45%			0.43%
Net interest spread			3.75%			3.69%			3.70%
Net interest margin			3.98%			3.93%			3.89%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	March 31,
Hanmi Financial Corporation	2016	2015	2015
Assets	$4,310,748	$4,234,521	$4,084,015
Less other intangible assets	(1,619)	(1,701)	(1,985)
Tangible assets	$4,309,129	$4,232,820	$4,082,030

Stockholders' equity	$510,860	$493,918	$467,470
Less other intangible assets	(1,619)	(1,701)	(1,985)
Tangible stockholders' equity	$509,241	$492,217	$465,485

Stockholders' equity to assets	11.85%	11.66%	11.45%
Tangible common equity to tangible assets	11.82%	11.63%	11.40%

Common shares outstanding	32,249,512	31,974,359	31,933,634
Tangible common equity per common share	$15.79	$15.39	$14.58

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations
Addo Communications
310-829-5400